 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2023

DOMO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38553	27-3687433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
772 East Utah Valley Drive
American Fork, UT 84003
(Address of principal executive offices, and Zip Code)
Registrant’s telephone number, including area code: (801) 899-1000
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class B Common Stock, par value $0.001 per share	DOMO	The Nasdaq Global Market

☐	Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Explanatory Note.

Domo, Inc. (the “Company”) is filing this Current Report on Form 8-K/A (this “Amendment No. 1”) to amend the Company’s Current Report on Form 8-K filed March 6, 2023 (the “Original Form 8-K”), which reported, among other things, the appointment of Joshua G. James as the Company’s chief executive officer and the appointment of David Jolley as the Company’s chief financial officer. In accordance with Instruction 2 to Item 5.02 of Form 8-K, the Company is filing this Amendment No. 1 to the Original Form 8-K to provide information regarding material changes to the compensation arrangements of Messrs. James and Jolley as a result of their appointments, which arrangements had not been determined at the time of filing of the Original Form 8-K.

Except as expressly set forth herein, this Amendment No. 1 does not amend the Original Form 8-K in any way and does not modify or update any other disclosures contained in the Original 8-K. This Amendment No. 1 supplements the Original Form 8-K and should be read in conjunction with the Original 8-K.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2023, in connection with the appointments of Messrs. James and Jolley as officers of the Company, the compensation committee of the Company’s board of directors approved annual base salaries for Messrs. James and Jolley, effective as of March 3, 2023 and March 5, 2023, respectively; established fiscal year 2024 target bonus opportunities for Messrs. James and Jolley; and approved annual long-term equity grants of restricted stock units (“RSUs”) for Messrs. James and Jolley:

	Annual Base Salary	FY 2024 Target Bonus Opportunity	RSUs(1)
Joshua G. James Chief Executive Officer	$500,000	$500,000	950,000
David Jolley Chief Financial Officer	415,000	290,500	225,000
(1) RSUs vest over four years, with 25% vesting on March 20, 2024 and the remainder vesting quarterly over the following 48 months, subject to continued service.

The Company expects to enter into employment agreements with each of Mr. James and Mr. Jolley that will embody the foregoing terms. In addition, Mr. James and Mr. Jolley will enter into a proprietary information and inventions assignment agreement. The foregoing descriptions of these employment arrangements do not purport to be complete and are qualified in their entirety by reference to the complete text of Mr. James’ and Mr. Jolley’s employment agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending April 30, 2023.

Additionally, each of Messrs. James and Jolley will be entitled to receive certain change in control and severance benefits as follows:
•If the Company terminates such officer’s employment other than for “cause,” death or disability, or such officer resigns for “good reason” (as such terms will be defined in such officer’s definitive change in control and severance agreements), then, subject to delivery and execution of a customary release and separation agreement in favor of the Company, such officer will be eligible to receive:
◦a lump-sum payment equal to 18 months (in the case of Mr. James) or 12 months (in the case of Mr. Jolley) of annual base salary (or if such termination is due to a resignation for good reason based on a material reduction in base salary, then as in effect immediately prior to the reduction); and

◦payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for such officer and his eligible dependents, if any, for up to 18 months (in the case of Mr. James) or 12 months (in the case of Mr. Jolley), or taxable monthly payments for the equivalent period if payment of the COBRA premiums would violate or be subject to an excise tax under applicable law.
•Additionally, if such termination or resignation occurs during the period beginning 60 days before a change in control and ending 12 months following a change in control, then, subject to the same conditions set forth above, such officers will also be eligible to receive:
◦a lump-sum payment equal to 150% (in the case of Mr. James) or 100% (in the case of Mr. Jolley) of such officer’s target annual bonus as in effect for the fiscal year in which such termination occurs; and
◦100% accelerated vesting and exercisability of all outstanding equity awards and, in the case of an equity award with performance-based vesting, all performance goals and other vesting criteria generally will be deemed achieved at 100% of target levels.

The Company expects to enter into change in control and severance agreements with each of Mr. James and Mr. Jolley that will embody the foregoing terms, in substantially the form filed as Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023. The foregoing descriptions of the change in control and severance benefits for Messrs. James and Jolley do not purport to be complete, and are qualified in their entirety by reference to the complete text of the Company’s form change in control and severance agreement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMO, INC.
Date: April 5, 2023	By:	/s/ David Jolley
David Jolley
Chief Financial Officer